Exhibit 10.2
NON-SOLICITATION AND NON-COMPETITION AGREEMENT
This Non-Solicitation and Non-Competition Agreement (this “Agreement”) dated April 19, 2010 between BERKSHIRE HILLS BANCORP, INC., a Delaware corporation with a principal place of business located in Pittsfield, Massachusetts and DAVID B. FARRELL of Sheffield, Massachusetts (“Farrell”).
PRELIMINARY STATEMENT
The Company (defined for purposes of this Agreement to mean and include Berkshire Hills Bancorp, Inc., together with its primary subsidiaries Berkshire Bank and Berkshire Insurance Group, Inc., their predecessors and successors, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agents and assigns, and all of their parent or controlling corporations, and their affiliates and subsidiaries, or any other legal entity describing Berkshire Bank, Berkshire Insurance Group, Inc. and Berkshire Hills Bancorp Inc.’s organization or through which they conduct business) and Farrell are parties to a Letter Agreement of even date herewith (the “Separation Agreement”), which is incorporated herein by reference; and
Pursuant to the terms of the Separation Agreement, the Company has agreed to pay Farrell Separation Pay in the gross amount of $125,000, less customary payroll taxes and deductions; and
Pursuant to the terms of the Separation Agreement, Farrell has agreed to enter into a this Agreement in partial consideration for the Company’s agreement to pay Farrell the Separation Pay; and
The duration of this Agreement is six (6) months from the Termination Date set forth in the Separation Agreement; provided, however, that notwithstanding anything else herein to the contrary Farrell’s obligations under Section 3 of this Agreement shall continue in perpetuity; and
Farrell agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company’s trade secrets, customer information, and other confidential information which are valuable to the Company, and that their goodwill, protection, and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Farrell agrees and acknowledges that the non-competition restrictions set forth in this Agreement are reasonable and necessary and do not impose undue hardship or burdens on him.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Non-Competition.
(a) Farrell hereby agrees that, beginning on May 1, 2010 and for a period of 6 months thereafter — until October 31, 2010 — (the “Non-Competition Period”), Farrell shall not, directly or indirectly own, manage, operate, join, be employed by, perform services, consulting or other work for, or provide any assistance to (the “Prohibited Activities”), any corporation, partnership, or other entity or person which owns, manages, operates, controls, participates in the ownership, management, operation or control of, is employed by, performs services or other work for, provides any assistance to, is engaged with respect to any banking, insurance, wealth management or financial services business including, but not limited to, banks, insurance businesses or credit unions, which engages in such banking, insurance, wealth management or financial services business and has an office or offices located within (a) any of the following Massachusetts counties: Berkshire, Hampshire, Hampden and Franklin; (b) any of the following New York Counties: Albany, Oneida, Saratoga, Rensselaer and Schenectady; and/or (c) any of the following Vermont counties: Bennington, Rutland and Windsor (a “Competitor Employer”).
(b) Farrell acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein and the geographic areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company.
(c) In the event that the provisions of this Agreement relating to the time periods and/or geographic areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas that such court deems reasonable and enforceable, the time period and/or geographic areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or geographic areas under this Agreement.
(d) In the event that a Competitor Employer contacts Farrell for the purpose of requesting that Farrell engage in Prohibited Activities with a Competitor Employer during the Non-Competition Period, Farrell may request that the Company waive the provisions of Section 1(a) of this Agreement. The Company shall consider Farrell’s request for a waiver, but is under no obligation to grant the waiver. The Company shall have absolute and sole discretion to decide whether or not to grant the waiver. If, in its absolute and sole discretion, the Company decides to grant the waiver request, the waiver shall not become effective until Farrell and the Company shall have entered into a written modification of this Agreement, signed by both parties.
2. Non-Solicitation. Farrell hereby agrees that, beginning on May 1, 2010 and for a period of 6 months thereafter — ending on October 31, 2010 — Farrell will not, directly or indirectly, on his own behalf or on behalf of any third person or entity, and whether through his own efforts or through the efforts or assistance of any other person or entity (including, without limitation, any person employed by or associated with any entity with whom he is or may become employed or associated):
(a) Solicit or accept any banking, insurance, wealth management or financial services business from (i) any individual or entity that was a client or customer of the Company at any time during the six (6) months immediately prior to the end of Farrell’s employment with the Company, or (ii) any individual or entity that was a prospect of the Company at any time during the twelve (12) months immediately prior to the end of Farrell’s employment with the Company, if he directly solicited such prospect or if he directly or indirectly, in whole or in part, supervised or participated in solicitation activities related to such prospect; provided, however, that Farrell may accept employment with a Company client or customer or prospect that is not a Competitor Employer; or

(b) Participate in hiring, hire or employ an employee or consultant of the Company, or solicit, encourage or induce any such employee or consultant to terminate his or her employment or other relationship with the Company;
(c) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier or vendor of the Company, or solicit such party to discontinue or reduce its business with the Company.
Farrell also agrees that for a period of six (6) months after his employment with the Company ends, he will inform his potential and actual future employers of his obligations under this Agreement.
3. Protection and Non-Disclosure of Confidential Information. Farrell hereby agrees and acknowledges that his employment with the Company has created a continuing relationship of confidence and trust between Farrell and the Company with respect to Confidential Information. Farrell hereby warrants and agrees that he will keep in confidence and trust at all times after his employment with the Company shall terminate all Confidential Information known to him, and will not use or disclose such Confidential Information without the prior written consent of the Company. Nothing in this Agreement is intended to or shall preclude Farrell from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory or quasi-regulatory authority; provided, however, that, to the extent permitted by law, Farrell has first provided to the Company as much advance notice as practicable of any such compelled disclosure, and further that Farrell agrees to honor any order or ruling obtained by the Company quashing or barring any such subpoena, court order or request for disclosure. As used in this Agreement, “Confidential Information” means any and all information belonging to the Company, which is of value to the Company and the disclosure of which could result in a competitive or other disadvantage to the Company. Examples of Confidential Information are, without limitation, financial information, reports and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; business plans, prospects and opportunities; and possible acquisitions or dispositions of businesses or facilities that have been discussed by the management of the Company. Confidential Information includes information Farrell developed or learned in the course of his employment with and service as a director of the Company, as well as other information to which Farrell may have had access in connection with his employment or service as a director. Confidential Information also includes the confidential information of others, including, but not limited to, customers of the Company, with whom the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of Farrell’s obligations under this Agreement regarding Confidential Information or otherwise.

4. Consideration. As consideration for the obligations of Farrell hereunder, the Company shall satisfy its obligations to Farrell as described in the Separation Agreement.
5. Defaults. Farrell shall be deemed to be in default of his obligations under this Agreement (a “Default”), if Farrell shall have breached his obligations under Section 1 hereof and such breach shall continue for 15 days after the Company has given Farrell notice of same. Notwithstanding anything to the contrary contained in the foregoing sentence, Farrell shall be deemed to be in default of his obligations under this Agreement (also a “Default”) immediately upon any breach of his obligations under Sections 2 and 3 hereof, and the Company shall not be obligated to provide any notice thereof or cure period.
6. Remedies.
(a) Farrell acknowledges that in the event of an actual or threatened Default, the Company’s remedies at law will be inadequate. Accordingly, the Company shall be entitled, at its election, to enjoin any actual or threatened Default, and/or to obtain specific performance of Farrell’s obligations under this Agreement without the necessity of showing any actual damage or the inadequacy of monetary damages. Any such equitable remedy shall not constitute the sole and exclusive remedy for any such Default, and the Company shall be entitled to pursue any other remedies at law or in equity. In the event of a Default by Farrell, the Company shall be entitled to (a) recover from Farrell its costs, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement and (b) cease making payments to Farrell under paragraph 2 of the Separation Agreement without invalidating any portion of the Separation Agreement or this Agreement.
(b) Any court proceeding to enforce this Agreement may be commenced by either party in the Berkshire Superior Court, Pittsfield, Commonwealth of Massachusetts. The parties hereto submit to the exclusive jurisdiction of such court and waive any objection which they may have to the pursuit of any such proceeding in such court.
7. Entire Agreement. This Agreement, together with the Separation Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements, oral and written, between the parties with respect to the subject matter hereof.
8. Non-Waiver. The failure by a party in one or more instances to insist upon performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the seek enforcement of any of the terms, covenants or conditions of this Agreement following any breach of any of the terms, covenants, conditions, rights or privileges, shall non constitute, nor be deemed to constitute, a waiver of any of the terms, covenants or conditions of this Agreement, but the same shall continue and remain in full force and effect as if no such failure or forbearance had occurred. No waiver of the terms, covenants or conditions of this Agreement shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the Commonwealth of Massachusetts applicable to contracts made and wholly to be performed in the Commonwealth.
10. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, assigns, heirs and personal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.
11. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.
12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the date first above written.

/s/ David B. Farrell
DAVID B. FARRELL

BERKSHIRE HILLS BANCORP, INC.,
By:	/s/ Linda A. Johnston
Its Senior Vice President — Human Resources

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